Exhibit 99

               MDU Resources revises earnings forecast

Bismarck, North Dakota - March 14, 2001 - MDU Resources Group, Inc. (NYSE:MDU) announced that the continuing strength of natural gas and oil prices is expected to increase the earnings potential of the natural gas and oil production segment for 2001 thereby causing the company to reassess its annual and quarterly earnings projections.

Recently the company entered into additional hedging arrangements for a portion of its 2001 production. With the addition of the swap agreements, the company continues to have approximately one-fourth of its 2001 estimated annual natural gas production under fixed price forward sales and swap agreements. Natural gas swap prices range from $4.57 to $5.39 per Mcf based on NYMEX and $4.04 to $4.44 per Mcf for Rocky Mountain gas sales. In addition, the company now has approximately 37 percent of 2001 estimated annual oil production hedged at NYMEX prices ranging from $27.51 to $29.22 per barrel.

The company also remains optimistic about reaching the goals that were previously discussed in the Investment Highlights section of the January 25, 2001, news release. The utility services segment is expected to exceed $300 million in revenues in 2001. The pipeline and energy services segment continues business development activities seeking assets and resources that add value to existing operations through further vertical integration of its natural gas delivery and storage systems. The company's construction materials and mining segment has accumulated a backlog of projects valued at approximately $126 million as of mid-February 2001.

Largely, as a result of the continuing strength in natural gas and oil commodity prices, the company projects earnings per share, diluted, from operations for 2001 in the $2.10 to $2.25 range, up from a range of $1.95 to $2.05 projected earlier this year. In addition, the company also expects a change in its quarterly earnings profile. The company expects the percentage of 2001 earnings per share from operations by quarter to be in the following approximate ranges:

-    First Quarter - 20 to 25 percent
-    Second Quarter - 20 to 25 percent
-    Third Quarter - 30 to 35 percent
-    Fourth Quarter - 20 to 25 percent

While there may be some variations from these percentages resulting from factors such as weather conditions, economic factors and commodity prices, the company believes these percentages should provide reasonable general guidance at this time.

The information in this release includes certain forward-looking statements including earnings per share estimates and revenue estimates for the utility services segment within the meaning of
Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, actual results may differ materially. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the timing and extent of changes in commodity prices; the timing and extent of success in discovering, developing and producing or acquiring oil and natural gas reserves; the ability to contract for or to secure necessary drilling rig contracts and employees to drill for and develop reserves; the effects of competition; the availability of economic expansion or development opportunities; federal and state regulatory actions and developments; weather; and the ability to effectively integrate operations of acquired companies. For discussion of other important factors, refer to the company's 2000 Annual Report on Form 10-K at Item 7 - Management's Discussion and Analysis - Safe Harbor for Forward-looking Statements.

MDU Resources Group, Inc. provides energy, value-added natural resource products and related services that are essential to our country's energy, transportation and communication infrastructure. MDU Resources includes electric and natural gas utilities, a natural gas pipeline, utility services, natural gas and oil production, construction materials and mining, and energy services. For more information about MDU Resources, see the company's web site at www.mdu.com or contact the investor relations department at investor@mduresources.com.

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For more information, contact:

Warren L. Robinson
Executive Vice President, Treasurer and Chief Financial Officer
(701) 222-7991

or

Cathi Christopherson
Vice President, Corporate Communications
(701) 222-7959